UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VAPOTHERM, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (this “Amendment”) is being filed solely to correct three errors in the Definitive Proxy Statement filed by Vapotherm, Inc. (the “Company”) with the Securities and Exchange Commission on April 28, 2020 (the “Proxy Statement”). After filing the Proxy Statement, the Company discovered that (i) the form of the proxy card contained an error in Proposal 1 that incorrectly stated the director nominees would serve until the 2022 annual meeting instead of the 2023 annual meeting, (ii) the voting standard for Proposal 1 was updated from a plurality voting standard to a majority voting standard and (iii) the voting standard relating to Proposal 2 was misstated in the Proxy Statement. Proposal 2 requires an affirmative vote of the holders of at least a majority of outstanding shares of the Company’s common stock entitled to vote instead of approval of the majority of the votes cast on the matter. These changes have been made on pages 3, 4, 6, 30 and the proxy card. Please note that, other than the aforementioned changes, no substantive changes were made to the body of the Proxy Statement.

VAPOTHERM, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 23, 2020

We are pleased to notify you that we will hold the 2020 annual meeting of our stockholders on June 23, 2020, at 10:00 a.m., Eastern Time, via a live webcast for the following purposes:

1.	To elect three directors, each to serve until the 2023 annual meeting of our stockholders;

2.	To amend our Tenth Amended and Restated Certificate of Incorporation to add a federal forum selection provision;

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020; and

4.	To transact such other business as may properly come before the meeting or any adjournments and postponements thereof.

Our board of directors has established the close of business on April 27, 2020 as the “record date” for this annual meeting. This means that you are entitled to vote at this meeting (in person or by legally-appointed proxy) if our stock records show that you owned our common stock at that time.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to all of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about May 5, 2020, we will commence sending to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2020 annual meeting of stockholders and our 2019 annual report to stockholders. The Notice also provides instructions on how to vote online or vote by phone and includes instructions on how to receive a paper copy of the proxy materials by mail. The proxy statement and our 2019 annual report can be accessed directly at the following Internet address: www.proxydocs.com/VAPO.

Due to the ongoing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our directors, employees and stockholders, this year’s annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the annual meeting online and submit your questions during the meeting by visiting www.proxydocs.com/VAPO. You will also be able to vote your shares electronically at the annual meeting. Details regarding how to attend the meeting online are more fully described in the Notice of Meeting and proxy statement.

We hope you will be able to attend the annual meeting online. Whether you plan to attend the annual meeting or not, it is important that you cast your vote either online or by proxy. You may vote over the Internet as well as by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend online.

Thank you for your continued support of Vapotherm, Inc.

VAPOTHERM, INC.

John Landry
Corporate Secretary

April 28, 2020

Exeter, New Hampshire

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF

VAPOTHERM, INC.

TO BE HELD JUNE 23, 2020

INTRODUCTION

The board of directors of Vapotherm, Inc. is soliciting proxies from stockholders for its use at the 2020 annual meeting of stockholders, and at any adjournment or adjournments of that meeting. The annual meeting is scheduled to be held on June 23, 2020, at 10:00 a.m., Eastern Time, via a live webcast. Prior registration to attend the annual meeting at www.proxydocs.com/VAPO is required by 5:00 p.m. Eastern Time on June 19, 2020.

To improve readability, Vapotherm, Inc., which has prepared this proxy statement, will sometimes speak in this document in the first-person (using words such as “we,” “our” or “us”) and will address its stockholders using second-person words (such as “you” or “your”). We will also sometimes refer to Vapotherm, Inc., as “Vapotherm” or “the Company.” References to the Board of Directors of the Company in this proxy statement will usually be shortened to “our Board.”

This proxy statement relates to the solicitation of proxies by our Board for use at the annual meeting.

On or about May 5, 2020, we will commence sending the Important Notice Regarding the Availability of Proxy Materials to all stockholders entitled to vote at the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

This proxy statement and our 2019 Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which include our audited financial statements, are available for viewing, printing and downloading at http://investors.vapotherm.com/ under the Investors/Financials page. Additionally, you can find a copy of our Annual Report on Form 10-K on the website of the Securities and Exchange Commission at www.sec.gov. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by following the instructions included on the Important Notice Regarding the Availability of Proxy Materials or by sending a written request to: Vapotherm, Inc., 100 Domain Drive, Exeter, NH 03833, Attention: Corporate Secretary.

INFORMATION ABOUT THE MEETING AND VOTING

Purposes of the Meeting

The purposes of the annual meeting are:

1.	To elect three directors, each to serve until the 2023 annual meeting of our stockholders;

2.	To amend our Tenth Amended and Restated Certificate of Incorporation to add a federal forum selection provision;

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020; and

4.	To transact such other business as may properly come before the meeting.

Virtual Meeting

Due to the ongoing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our directors, employees and stockholders, we are relying on the latest technology to host a virtual annual meeting this year. Stockholders will be able to attend the annual meeting online and submit questions by visiting www.proxydocs.com/VAPO. Prior registration to attend the annual meeting at www.proxydocs.com/VAPO is required by 5:00 p.m. Eastern Time on June 19, 2020 (the “Registration Deadline”). Stockholders will also be able to vote their shares electronically during the annual meeting.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting log-in page.

Stockholders Entitled to Vote at the Meeting

Our Board has established the close of business on April 27, 2020 as the “record date” for this annual meeting. This means that you are entitled to vote at this meeting (and any adjournments) if our records show that you owned our common stock at that time so long as you register to attend the annual meeting at www.proxydocs.com/VAPO by the Registration Deadline. As of this record date, 21,400,456 shares of our common stock were issued and outstanding, held by approximately 160 registered stockholders of record. Each issued and outstanding common stock as of the record date is entitled to one vote on each matter properly to come before the annual meeting and can be voted only if the record owner of that share, determined as of the record date, is present in person at the meeting or represented by proxy.

Voting Shares That You Hold In Your Name

You have four choices:

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VOTE BY INTERNET – http://www.proxypush.com/VAPO. Use the Internet to transmit your voting instructions up until 10:00 a.m. Eastern Time on June 23, 2020. Have the Notice in hand when you access the website. Follow the steps outlined on the secured website.

•

VOTE BY MAIL – If you requested and received a proxy card by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we will provide or mail it to Mediant Communications P.O. Box 8016 Cary, NC 27512-9903

•

VOTE BY PHONE – Use a touch tone phone by calling the toll-free number (866) 229-4366 to transmit your voting instructions up until 10:00 A.M. Eastern Time on June 23, 2020. Have the Notice in hand when you access the phone number. Follow the steps outlined on the phone line.

•

ONLINE AT THE ANNUAL MEETING – The annual meeting will be held entirely online. To participate in the annual meeting, you must register by the Registration Deadline and provide the control number included in your notice or on the instructions that accompanied your proxy materials. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the annual meeting, will be emailed to you. The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. We suggest you follow the instructions you receive in the email and sign in early to the webcast. Instructions should also be provided on the voting instruction form provided by your bank, broker or other nominee.

Voting Shares That You Hold in Brokerage or Similar Accounts

Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner, and you therefore have no direct vote on any matter to come before the annual meeting. Your broker, bank or nominee will send you voting instructions for you to use in directing the broker, bank or nominee in how to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the Internet. Employees who have exercised options and are holding shares at Shareworks will need to submit their vote by 11:59 p.m. Eastern Time on June 18, 2020.

If you hold your shares through a broker and you do not timely provide your broker with specific instructions on how to vote your shares, your broker will not be authorized to cast a vote on your behalf on Proposals 1, 2 and 4 but will be authorized to cast a vote on your behalf, in its discretion, on Proposal 3. In such cases, a “broker non-vote” may be entered with respect to your shares on Proposals 1, 2 and 4 to reflect that your broker was present with respect to your shares at the meeting but was not exercising voting rights on your behalf with respect to those shares.

Your Voting Options on Each of the Proposals

You may vote “for,” “against” or “abstain” with respect to the election of each nominee for director (Proposal 1 on the proxy card).

You may vote “for,” “against” or “abstain” with respect to the proposal on the amendment of our Tenth Amended and Restated Certificate of Incorporation to add a federal forum selection provision (Proposal 2 on the proxy card).

You may vote “for,” “against” or “abstain” with respect to the proposal on the ratification of the appointment of Grant Thornton LLP (Proposal 3 on the proxy card).

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holder named in the proxy card in accordance with his or her best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

Our Board’s Voting Recommendations

Our Board recommends that you vote:

•	FOR the election as directors for each of the three individuals named as its nominees in this proxy statement (Proposal 1 on the proxy card);

•	FOR the amendment of the Tenth Amended and Restated Certificate of Incorporation to add a federal forum selection provision (Proposal 2 on the proxy card); and

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal 3 on the proxy card).

If any other matter is properly brought before the annual meeting, the Company – through the individual named in the proxy and acting as the “proxy holder,” or his or her designee, and pursuant to the blanket authorization granted under the proxy – will vote your shares on that matter in accordance with the discretion and judgment of the proxy holder.

Required Votes to Approve Each Proposal

Three positions on our Board are scheduled to be filled by vote of the stockholders at the annual meeting. As this is an uncontested election of directors, each director nominee must receive the affirmative vote of a majority of the votes cast with respect to such director by the shares represented and entitled to vote at the annual meeting. Votes cast include votes “for” or “against” each nominee and exclude abstentions and broker non-votes. Abstentions and broker non-votes will not affect the outcome of the vote in the election of directors.

An affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote will be required to approve the proposal to amend our Tenth Amended and Restated Certificate of Incorporation to add a federal forum selection provision. As a result, abstentions, broker non-votes or the failure to submit a proxy or vote will have the same effect as an “against” vote.

A majority of the votes cast at the meeting will approve: (i) the proposal to ratify the appointment of Grant Thornton LLP; and (ii) all other matters that arise at the annual meeting.

Please note, however, that because the vote on the ratification of Grant Thornton LLP is advisory in nature, the results of such votes will not be binding upon our Board or its committees.

Quorum

Delaware law provides that any stockholder action at a meeting requires that a quorum exist with respect to that meeting. Once a share is represented for any purpose at a meeting, it is deemed by Delaware law to be present for quorum purposes for the remainder of the meeting and (unless a new record date is or must be set for any such adjournment) any adjournment of that meeting.

A majority of the outstanding shares of common stock entitled to vote at this meeting, present either online or by proxy, will constitute a quorum for all purposes at the meeting. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.

Shares held of record by stockholders who (in person or by proxy) abstain from voting on any or all proposals (and shares represented by “broker non-votes,” described above under “Voting Shares That You Hold in Brokerage or Similar Accounts”) will be included in the number of shares present at the meeting for purposes of determining the presence of a quorum. However, abstentions and broker non-votes as to any proposal will not be considered to be votes that have been “cast” on that proposal and therefore will not affect the outcome of the vote on any proposals described by this proxy statement.

Voting on Possible Other Matters

We are not aware that any person intends to propose that any matter, other than the three numbered proposals specifically described by this proxy statement, be presented for consideration or action by our stockholders at our annual meeting. If any such other matter should properly come before the meeting, however, favorable action on such matter would generally require the affirmative vote of a majority of the votes cast, unless our Tenth Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or applicable law require otherwise. If you vote by proxy, you will be granting the proxy holder authority to vote your shares on any such other matter in accordance with his discretion and judgment.

Revocation of Proxies or Voting Instructions

A stockholder of record who has delivered a proxy card in response to this solicitation may revoke it before it is exercised at the annual meeting by executing and delivering a timely and valid later-dated proxy, by voting online at the meeting or by giving written notice to the Secretary. If a stockholder of record has voted via the Internet, such stockholder may also change that vote with a timely and valid later Internet vote or by voting online at the meeting. If a stockholder of record has voted by phone, such stockholder may also change that vote with a timely and valid later phone vote or by voting online at the meeting. Attendance online at the meeting will not have the effect of revoking a proxy unless a stockholder gives proper written notice of revocation to the Secretary before the proxy is exercised or the stockholder votes by ballot at the meeting. Beneficial owners who have directed their broker, bank or nominee as to how to vote their shares should contact their broker, bank or nominee for instructions as to how they may revoke or change those voting directions.

Solicitation of Proxies

Our Board is making this solicitation of proxies for our annual meeting. We will bear all costs of such solicitation, including the cost of preparing and distributing this proxy statement and the enclosed form of proxy. This cost also includes support for the hosting of the virtual annual meeting. After the initial distribution of this proxy statement, proxies may be solicited by mail, telephone, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.

Emerging Growth Company

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We may remain an emerging growth company until as late as December 31, 2023, though we may cease to be an emerging growth company earlier under certain circumstances, including (i) if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of any June 30, in which case we would cease to be an emerging growth company as of the following December 31, (ii) if our gross revenue exceeds $1.07 billion in any fiscal year or (iii) if we issue more than $1.0 billion of non-convertible debt over a three-year period.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently consists of eight directors. In accordance with the terms of our Tenth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our Board is divided into three classes, Class I, Class, II, and Class III, with members of each class serving staggered three-year terms. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting. The current classification of our Board is:

Class I – Terms expiring at the 2022 annual meeting:	Joseph Army, James Liken, and Elizabeth Weatherman

Class II – Terms expiring at this annual meeting:	Anthony Arnerich, Lance Berry, and Geoff Pardo

Class III – Terms expiring at the 2021 annual meeting:	Marina Hahn and Craig Reynolds

Our Board, on the recommendation of its Nominating and Governance Committee, has nominated Mr. Arnerich, Mr. Berry, and Mr. Pardo for re-election at this year’s annual meeting. If re-elected, each of these three nominees will serve on our Board until the 2023 annual meeting, or until his successor is duly elected and qualified in accordance with our Tenth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Below is certain information concerning our Board’s nominees for election at this year’s annual meeting, followed by information concerning those Board members who are not standing for election this year and whose term of office will continue after the annual meeting. The biographies of each of the nominees and continuing directors below contain information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and our Board to determine that the person should be re-elected (or should continue to serve even if not standing for re-election) as a director of the Company.

Following the director biographies is information concerning our corporate governance structure, including descriptions of the standing committees of our Board, namely our Audit, Compensation and Nominating and Governance Committees. The directors serving on each committee are listed in the descriptions below. Our directors may also serve on other committees of our Board and the board of directors of the Company’s subsidiary that are not required to be described by this proxy statement and which are therefore not identified in the information below.

Elsewhere in this proxy statement you will find information concerning the numbers of our common stock that are beneficially owned by each of our directors (see “Security Ownership of Certain Beneficial Owners and Management”) and information regarding the compensation of our directors (see “Executive Officer and Director Compensation”). We urge you to review all of this information when deciding how to vote on Proposal 1.

Required Vote of Stockholders

As this is an uncontested election, each director nominee must receive the affirmative vote of a majority of the votes cast with respect to such director by the shares represented and entitled to vote at the annual meeting. Votes cast include votes “for” or “against” each nominee and exclude abstentions and broker non-votes. Abstentions and broker non-votes will not affect the outcome of the vote in the election of directors.

Our Board recommends that you vote FOR each of the three nominees named below (Proposal 1 on the proxy card).

The following persons have been nominated for election to the Board:

Nominees for Election at this Annual Meeting (with Terms to Expire at the 2023 Annual Meeting)

Anthony Arnerich, 70, has served as a member of our Board and the Compensation Committee since April 2013. Mr. Arnerich has served as Chief Executive Officer and Chief Investment Officer of Arnerich Massena since

1991. His experience in the investment industry spans more than 25 years, during which he served as an investment executive and helped found the Investment Management Consulting Group of Dain Bosworth. Mr. Arnerich earned a BA degree from Santa Clara University. We believe Mr. Arnerich’s healthcare investment knowledge, as well as his board experience, qualified him to serve on our Board.

Lance Berry, 47, has served as a member of our Board and the chair of the Audit Committee since January 2020. Mr. Berry has served as Executive Vice President, Chief Financial and Operations Officer of Wright Medical Group N.V. since January 2019 and prior to such position served as Senior Vice President and Chief Financial Officer from October 2015 to January 2019. Mr. Berry has also served as Senior Vice President and Chief Financial Officer of Wright Medical Group, Inc. since December 2009. He served as a Vice President of Wright Medical Group, Inc. from 2004 to December 2009 and Corporate Controller from 2002 to December 2009. Prior to Wright, he was an accountant in the auditing division of Arthur Andersen, LLP, from 1995 to 2002, where he held various positions of increasing responsibility, most recently as Audit Manager, and his clients consisted primarily of multinational and public companies. Mr. Berry earned a Bachelors of Accounting and a Masters of Accounting from the University of Mississippi. Mr. Berry is a certified public accountant (inactive status). We believe Mr. Berry’s financial knowledge and experience leading and managing a medical technology company qualified him to serve on our Board.

Geoff Pardo, 48, has served as a member of our Board since April 2014 and a member of the Audit Committee since July 2015. Mr. Pardo has served as a partner at Gilde Healthcare since 2011. Previously, he was a partner at Spray Venture Partners from 2004 to 2011. He also served as President and Chief Executive Officer of Facet Solutions, a spinal implant company focused on treating lumbar spinal stenosis, from 2007 until the company was sold to Globus Medical in 2011. He has also worked at Cardinal Partners as an Associate. He currently serves as a board member of Axonics Modulation Technologies, Inari Medical and CVRx, Inc. Mr. Pardo received a BA from Brown University and an MBA from The Wharton School of Business. We believe Mr. Pardo’s experience leading and managing a medical technology company, as well as his healthcare industry knowledge and his experience serving on the board of directors of other companies, qualified him to serve on our Board.

The following persons will continue as directors:

Continuing Directors of the Class with Terms Expiring at the 2021 Annual Meeting

Marina Hahn, 62, has served as a member of our Board since October 2017 and a member of our Compensation Committee since November 2018. She is currently consulting in the role of General Manager for the joint venture between European beverage giant Rotkaeppchen -Mumm and US-based August Wine Group. Prior, Marina served as Vice President, New Business for ZX Ventures (the venture arm of Anheuser- Busch, Inc.) from April 2018 to February 2020, and was a member of the Anheuser Busch North American Management Committee. Previously, Ms. Hahn held leadership positions in various companies, including President of the Consumer Division of Flex Pharma from September 2014 to March 2016, Chief Strategy Officer and Chief Marketing Officer at Quirky Inc. from August 2012 to November 2014, Chief Marketing Officer of Spirits Marque One LLC and Senior Vice President of Constellation Brands from 2003 to 2012, Executive Vice President of J. Walter Thompson Company from 1999 to 2002, Vice President of Advertising at Sony Electronics Inc. from 1994 to 1997 and Director of Advertising at the Pepsi-Cola Company from 1989 to 1994. Ms. Hahn also has experience serving on corporate boards, serving as a director of Celestial Seasonings Inc. from 1996 to 2000 and Director of Hain Celestial Group, Inc. from 2000 to 2014. She is a member of the Business Leadership Council of Wellesley College. Ms. Hahn received a BA degree in French Literature and Political Science from Wellesley College. We believe Ms. Hahn’s marketing knowledge, start up venture experiences, and her experience serving on the board of directors of other companies qualified her to serve on our Board.

Craig Reynolds, 71, has served as a member of our Board since August 2010, the chair of our Compensation Committee since October 2012, and as a member of our Nominating and Governance Committee since July

2017. Mr. Reynolds served as the Chief Executive Officer and President of Ebb Therapeutics (formerly Cereve Inc.) from January 2011 to February 2017. Prior to joining Ebb Therapeutics, Mr. Reynolds served as Chief Operating Officer of Philips Respironics Home Health Solutions from 2008 to 2010. Prior to its acquisition by Philips Respironics, Mr. Reynolds was the Chief Operating Officer and a board member of Respironics from 1998 to 2008. From 1993 to 1998, Mr. Reynolds was with Healthdyne Technologies, Inc., a medical device company, serving for five years as Chief Executive Officer and Director. He currently serves as a board member of Masimo Corporation, and Zephyr, Inc. From January 2008 through July 2014, Mr. Reynolds served as a director of Symmetry Medical, Inc., and as Chairman of the Board from June 2009 to August 2014. He also served as Chairman of the Board of Symmetry Surgical, Inc. from August 2014 through July 2016. Mr. Reynolds earned his BS in Industrial Management from the Georgia Institute of Technology and an MBA in marketing from Georgia State University. We believe Mr. Reynolds’ experience leading and managing medical technology companies, as well as his experience serving on the board of directors of other companies, qualified him to serve on our Board.

Continuing Directors of the Class with Terms Expiring at the 2022 Annual Meeting

Joseph Army, 56, has served as President, Chief Executive Officer and as a member of our Board since June 2012. Mr. Army served as a member of our Nominating and Governance Committee from July 2017 until November 2019. Prior to joining Vapotherm, Mr. Army served as President and Chief Executive Officer of Salient Surgical Technologies, Inc. (formerly TissueLink Medical, Inc.), or Salient, since 2007. He first joined Salient in 1999 as Chief Financial Officer and Vice President of Finance. Prior to his time at Salient, he held various positions including Vice President of Finance and Supply Chain Operations for Westaim Biomedical from 1998 to 1999 and strategy consultant for Coopers & Lybrand LLP from 1991 to 1997. Mr. Army holds an MBA in finance from The Wharton School and a BA in history from the University of Rhode Island. He is certified in production and inventory management and is a certified public accountant (inactive status). We believe Mr. Army’s knowledge of the Vapotherm business and his leadership experience at other organizations qualified him to serve on our board of directors.

James Liken, 70, has served as a member of our Board since May 2010 and as chairman since October 2012. Mr. Liken has served as chair of our Nominating and Governance Committee since July 2017. From 2003 to 2008, Mr. Liken served as Vice Chairman of Respironics. From 1999 through 2003, Mr. Liken served as President and Chief Executive Officer of Respironics. Before joining Respironics, he was owner of Liken Home Medical, Inc., a regional provider of home respiratory services. Mr. Liken has been active in the home medical business since 1976, serving in management and ownership capacities for several predecessor companies. He previously served on the board of the National Association of Medical Equipment Services from 1980 to 2003, serving as chairman of the organization on two separate occasions. We believe Mr. Liken’s experience leading and managing medical technology companies, as well as his board experience, qualified him to serve on our Board.

Elizabeth Weatherman, 60, has served as a member of our Board since October 2017 and as a member of the Audit Committee since November 2018. Ms. Weatherman has served as a Special Limited Partner of Warburg Pincus since January 2016. She joined Warburg Pincus in 1988. She served as a member of the Executive Management Group from 2001 to 2016 and led the firm’s Healthcare Group from 2008 to January 2015. She is a member of the board of Wright Medical Group, N.V., Nevro, and Silk Road Medical, Inc. She serves on the Advisory Council of the Stanford Graduate School of Business, as a trustee and Vice Chair of the Investment Committee of Mount Holyoke College, and a trustee of Saint Ann’s School in Brooklyn, NY. Ms. Weatherman received a BA in English, summa cum laude, and Phi Beta Kappa from Mount Holyoke College and holds an MBA from the Stanford Graduate School of Business. We believe Ms. Weatherman’s healthcare investment knowledge, as well as her board experience, qualified her to serve on our Board.

Board Leadership Structure

Our Board is currently led by its Chairman, Mr. Liken. Our Board recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the

Company continues to grow. We separate the roles of Chief Executive Officer and chairman of the board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the Chief Executive Officer and presides over meetings of the full Board. We believe this separation of responsibilities provides a balanced approach to managing the Board and overseeing the Company.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Director Independence

Our Board currently consists of eight members. Our Board has determined that seven of those members, Mr. Arnerich, Mr. Berry, Ms. Hahn, Mr. Liken, Mr. Pardo, Mr. Reynolds, and Ms. Weatherman, are independent directors in accordance with the listing requirements of The New York Stock Exchange, or the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of a company’s initial public offering. In addition, the rules of the NYSE require that, subject to specified exceptions, including phase-in exceptions for newly public companies, each member of a listed company’s audit, compensation and nominating and governance committee be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors undertook a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board has determined that none of Mr. Arnerich, Mr. Berry, Ms. Hahn, Mr. Liken, Mr. Pardo, Mr. Reynolds, or Ms. Weatherman, representing seven of our eight directors as of the date of this proxy statement, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the NYSE. In making this determination, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director and the relationship of certain non-employee directors with certain of our significant stockholders.

Role of Board in Risk Oversight Process

Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting and risks associated with our information technology systems (including cybersecurity). The Nominating and Governance Committee is responsible for overseeing the management of risks associated with the independence of our Board and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through discussions from committee members about such risks. Our Board believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Committees and Attendance

Our Board held six meetings during 2019. During that time, no member of our Board attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board (held during the period for which he or she was a director) and (ii) the total number of meetings held by all committees of the Board on which he or she served (held during the period that such director served).

In addition to regular meetings of our Board, the Company’s non-management directors meet in executive sessions without management participation. Our Board has not formally selected a director to preside over the executive sessions of the non-management directors. Instead, at each executive session, the non-management directors designate a presiding director for the session.

Our Board has established three standing committees – Audit, Compensation and Nominating and Governance – each of which operates under a charter that has been approved by our Board. The charters for each committee are available under the Investors/Governance Documents page on our website at www.vapotherm.com.

Audit Committee

Mr. Berry, Mr. Pardo and Ms. Weatherman comprise our Audit Committee. Mr. Berry serves as the chairperson of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the Securities and Exchange Commission and the NYSE. Our Board has affirmatively determined that Mr. Berry, Mr. Pardo and Ms. Weatherman meet the definition of “independent director” under Rule 10A-3 of the Exchange Act and the NYSE rules for purposes of serving on the Audit Committee. In addition, our Board has determined that Lance Berry qualifies as an “Audit Committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K and has the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of the NYSE.

The Audit Committee oversees our corporate accounting and financial reporting process and assists our Board in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our risk management program, (iv) the performance of our independent auditor and (v) the design and implementation of our internal audit function and internal controls. The Audit Committee is responsible for, among other things:

•	approving the hiring, discharging and compensation of our independent auditors;

•	overseeing the work of our independent auditors;

•	approving engagements of the independent auditors to render any audit or permissible non-audit services;

•	reviewing the qualifications, independence and performance of the independent auditors;

•	reviewing our financial statements and our critical accounting policies and estimates;

•	reviewing the adequacy and effectiveness of our internal controls; and

•	reviewing and discussing with management and the independent auditors the results of our annual audit, our annual and quarterly financial statements and our publicly filed reports.

The Audit Committee reviews and evaluates, at least annually, the performance of the Audit Committee and its members, including compliance of the Audit Committee with its charter. During the year ended December 31, 2019, the Audit Committee met five times. The report of the Audit Committee is included in this proxy statement under “Report of the Audit Committee.”

Compensation Committee

Mr. Reynolds, Mr. Arnerich and Ms. Hahn comprise our Compensation Committee. Mr. Reynolds serves as the chairperson of the committee. Our Board has determined that Mr. Arnerich, Ms. Hahn and Mr. Reynolds meet the definition of “independent director” under the applicable NYSE rules for purposes of serving on the Compensation Committee and are “non-employee directors” as defined in Section 16b-3 of the Exchange Act.

Our Compensation Committee oversees our compensation policies, plans and benefits programs and also:

•	reviews and approves policies relating to compensation and benefits of our officers and employees;

•	reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers;

•	evaluates the performance of our officers in light of established goals and objectives;

•	approves compensation of our officers based on its evaluations; and

•	administers our stock plans and grants equity-based awards thereunder.

The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter. During the year ended December 31, 2019, the Compensation Committee met six times.

Compensation Consultant

The Compensation Committee has engaged Radford, which is part of the Rewards Solution practice at Aon plc, as its independent compensation consultant. Radford provides analysis and recommendations to the Compensation Committee regarding:

•	trends and emerging topics with respect to executive compensation;

•	peer group selection for executive compensation comparisons;

•	compensation programs for our executives and directors; and

•	stock utilization and related metrics.

At the request of the Compensation Committee Radford also provides the Compensation Committee with market salary data for our non-executive employees. When requested, Radford consultants attend meetings of the Compensation Committee, including executive sessions in which executive compensation-related matters are discussed without the presence of management. Radford reports to the Compensation Committee and not to management, although Radford meets with management for purposes of gathering information for its analyses and recommendations.

In determining to engage Radford, the Compensation Committee considered the independence of Radford, taking into consideration relevant factors, including the absence of other services provided to the Company by Radford, the amount of fees the Company paid to Radford as a percentage of Radford’s total revenue, the policies and procedures of Radford that are designed to prevent conflicts of interest, any business or personal relationship of the individual compensation advisors employed by Radford with any executive officer of the Company, any business or personal relationship the individual compensation advisors employed by Radford have with any member of the Compensation Committee, and any stock of the Company owned by Radford or the individual compensation advisors employed by Radford. The Compensation Committee has determined, based on its analysis and in light of all relevant factors, including the factors listed above, that the work of Radford and the individual compensation advisors employed by Radford as compensation consultants to the Compensation Committee has not created any conflicts of interest, and that Radford is independent pursuant to the independence standards set forth in the New York Stock Exchange listing standards promulgated pursuant to Section 10C of the Exchange Act.

Nominating and Governance Committee

Mr. Liken and Mr. Reynolds comprised our Nominating and Governance Committee. From January 1, 2019 through November 13, 2019, Mr. Army also served on the Nominating and Governance Committee. Mr. Liken serves as the chairperson of the committee. Our Board has determined that Mr. Liken and Mr. Reynolds are independent under the applicable rules and regulations of NYSE. The Nominating and Governance Committee operates under a written charter, which the Nominating and Governance Committee will review and evaluate at least annually.

The nominating and governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors and also:

•	evaluates and makes recommendations regarding the organization and governance of our board of directors and its committees;

•	assesses the performance of members of our board of directors and make recommendations regarding committee and chair assignments;

•	recommends desired qualifications for board of directors’ membership and conduct searches for potential members of our board of directors; and

•	reviews and makes recommendations with respect to our corporate governance guidelines.

During the year ended December 31, 2019, the Nominating and Governance Committee met one time.

Code of Ethics and Business Conduct Policy

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics is available under the Investors/Governance Documents page of our website, www.vapotherm.com. In addition, we will post on our website all other disclosures that are required by law or the listing standards of NYSE concerning any amendments to, or waivers from, any provision of the code and policy.

Our corporate governance guidelines are available under the Investors/Governance Documents page of our website, www.vapotherm.com.

Director Nomination Process

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, our Nominating and Governance Committee expects every nominee to have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. We also value experience on other public company boards of directors and board committees.

The biography for each of the director nominees included herein indicate each nominee’s experience, qualifications, attributes and skills that led our Nominating and Governance Committee and our Board to conclude each such director should continue to serve as a director of our Company. Our Nominating and Governance Committee and our Board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of our Board as a whole.

Our Nominating and Governance Committee does not have a policy (formal or informal) with respect to diversity, but believes that our Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the committee also takes into consideration the value of diversity (with respect to gender, ethnicity and other factors) of our Board members. The committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

Stockholders have the right under our Tenth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to directly nominate director candidates for election at an annual meeting of stockholders, without any action or recommendation on the part of the Nominating and Governance Committee or our Board, by submitting to the Company as to each nominee that the stockholder proposes for election or reelection as a director (i) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Exchange Act and such nominee’s written consent to serve as a director if elected, and (ii) a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such stockholder, any Stockholder Associated Person (as such term is defined in the Company’s Amended and Restated Bylaws) or any of their respective affiliates or associates on the one hand, and the proposed nominee or any of his or her affiliates or associates, on the other hand Any such nomination must be made by a stockholder of record of the Company at the time of making such nomination and meet such other requirements as are set forth in the Company’s Amended and Restated Bylaws. Such nomination information should be submitted to: Vapotherm, Inc., 100 Domain Drive, Exeter, NH 03833, Attention: Secretary.

Communication with Directors

Any stockholder or other interested parties desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the board of directors, Vapotherm, Inc., 100 Domain Drive, Exeter, NH 03833, Attention: Secretary. All such letters will be promptly forwarded to the appropriate members of the Board or individual directors, as applicable, by the Secretary. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the chairman of the Audit Committee.

Director Attendance at Annual Meeting

We do not have a formal policy regarding director attendance at the annual meeting of stockholders. However, at a minimum, Mr. Liken, the chairman of our Board, and Mr. Arnerich, Mr. Berry, and Mr. Pardo, each of whom is a Class II director who was nominated by the Board for re-election at the annual meeting, will represent the Board at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock by:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors (including the director nominees); and

•	all of our directors and executive officers as a group, based upon 21,120,306 shares of common stock outstanding as of March 31, 2020.

Beneficial ownership is determined under the Securities and Exchange Commission rules and regulations and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe each stockholder identified in the table possesses sole voting and investment power over all shares of equity securities shown as beneficially owned by the stockholder.

Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of March 31, 2020 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each beneficial owner listed below is c/o Vapotherm, Inc. 100 Domain Drive, Exeter, NH 03833.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or greater stockholders:
Entities affiliated with 3x5 Partners LLC (1)	3,336,846	15.77%
Entities affiliated with Perceptive (2)	1,823,864	8.60%
Entities affiliated with SightLine Partners (3)	1,319,105	6.24%
Wellington Management Group LLP (4)	1,287,160	6.09%
Gilde Healthcare Partners (5)	1,189,026	5.63%
Parian Global Management LP (6)	1,120,000	5.30%
Deerfield Mgmt, L.P. (7)	1,115,635	5.28%

Directors and Named Executive Officers:
Joseph Army (8)	684,695	3.24%
Gregoire Ramade (9)	95,456	*
David Blouin (10)	55,454	*
John Coolidge (11)	86,970	*
Lance Berry	0	*
Anthony Arnerich (12)	3,392,211	16.05%
Marina Hahn (13)	45,087	*
James Liken (14)	102,528	*
Geoff Pardo (15)	1,203,276	5.69%
Craig Reynolds (16)	65,255	*
Elizabeth Weatherman (17)	128,068	1.00%
All executive officers and directors as a group (12 persons)	5,984,586	27.94%

*	Less than one percent.
(1)

Consists of (i) 2,214,031 shares held and 42,857 shares that may be acquire pursuant to the exercise of warrants held of record by Vapotherm Investors, LLC, (ii) 1,049,958 shares of Common Stock held by 3x5

Special Opportunity Fund, L.P., and (iii) 30,000 shares held of record by 3x5 Partners, LLC. 3x5 Partners, LLC is the managing member of Vapotherm Investors, LLC and has voting and dispositive power of the shares held by Vapotherm Investors, LLC. 3x5 Partners, LLC is also a member of 3x5 Special Opportunity Managers, LLC which is the general partner of 3x5 Special Opportunity Fund, L.P. and has voting and dispositive power of the shares held by 3x5 Special Opportunity Fund, L.P. Anthony Arnerich, a member of our board of directors, and Nicholas Walrod are the managing members of 3x5 Partners, LLC and, as a result, may be deemed to share voting and dispositive power over the shares held by Vapotherm Investors, LLC and 3x5 Special Opportunity Fund, L.P. Each of Messers. Arnerich and Walrod disclaims beneficial ownership of such holdings except to the extent of their pecuniary interests therein. The mailing address of 3x5 Partners, LLC is 2540 NE Martin Luther King Jr. Blvd Portland, OR 97212. The mailing address of Vapotherm Investors, LLC, is 2540 NE Martin Luther King Jr. Blvd Portland, OR 97212. The mailing address of 3x5 Special Opportunity Fund, L.P. is 101 S. Hanley Road, Ste 1850, St. Louis, MO 63105.
(2)

Consists of (i) 1,743,767 shares held of record by Perceptive Life Sciences Master Fund, L.P. and (ii) 80,097 shares that may be acquired pursuant to the exercise of warrants held of record by Perceptive Credit Holdings, L.P. The address for such entities is 51 Astor Place, Floor 10, New York, NY 10003.

(3)

Consists of (i) 554,128 shares held and 9,168 shares that may be acquired pursuant to the exercise of warrants held of record by SightLine Healthcare Opportunity Fund II, L.P., or SL II, (ii) 193,319 shares held and 3,198 shares that may be acquired pursuant to the exercise of warrants held of record by SightLine Healthcare Opportunity Fund II-A, L.P., or SL II-A, (iii) 515,057 shares held and 8,522 shares that may be acquired pursuant to the exercise of warrants held of record by SightLine Healthcare Opportunity Fund II-B, L.P., or SL II-B and (iv) 35,713 shares held of record by SightLine Investors, or SLI. SightLine Partners, a Delaware limited liability company, or SLP, serves as the sole general partner of SL II, SL II-A and SL II-B and SLI. Buzz Benson, Joseph Biller and Scott Ward are directors and/or members of SLP and share voting and dispositive power over the shares held by SL II, SL II-A, SL II-B, and SLI; however, they disclaim beneficial ownership of the shares held by SL II, SL II-A, SL II-B and SLI except to the extent of their pecuniary interests therein. The address for such entities and persons is c/o SightLine Partners, 8500 Normandale Lake Blvd., Suite 1070, Bloomington, MN 55437.

(4)

Represents 1,287,160 shares held jointly by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company. The shares reflected in the table are owned of record by clients of one or more of Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd, each registered investment advisers (the “Wellington Investment Advisers”). Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. No such client is known to have such right or power with respect to more than 5% of this class of securities. Wellington Management Group LLP is the parent holding company of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The mailing address of the above person and entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(5)

Represents 1,189,026 shares held of record by Cooperatieve Gilde Healthcare III Sub-Holding U.A., whose manager is Gilde Healthcare III Management B.V., or Gilde Management. Gilde Management is owned by Gilde Healthcare Holding B.V., or Gilde Holding. Three managing partners, via their personal holding companies Charlofix B.V. (of which Marc Olivier Perret is the owner and manager), Manapouri B.V. (of which Edwin de Graaf is the owner and manager) and Martemanshurk B.V. (of which Pieter van der Meer is the owner and manager) each own a significant interest in Gilde Holding. Each of Mr. de Graaf, Mr. van der Meer and Mr. Perret share voting and dispositive power of the shares and disclaim beneficial ownership of the shares except to the extent of their pecuniary interests therein. The mailing address of Cooperatieve Gilde Healthcare III Sub-Holding U.A. is Newtonlaan 91, 3584 BP Utrecht, The Netherlands.

(6)

Represents 1,120,000 shares held of record by Parian Global Management LP as investment manager to private investment vehicles. CCZG LLC is the general partner of Parian Global Management LP, and Mr. Zachary Miller is the managing member of CCZG LLC. CCZG LLC and Zachary Miller disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein. The mailing address of the above person and entities is One Grand Central Place, 60 E. 42nd St., Suite 805, New York, NY 10165.

(7)

Represents 1,115,635 shares held by Deerfield Partners, L.P. which voting and dispositive power is shared with Deerfield Mgmt, L.P, which is the general manager of Deerfield Partners, L.P., Deerfield Management, L.P., the investment advisor of Deerfield Partners, L.P., and James E. Flynn. The mailing address of the above person and entities is 780 Third Avenue, 37th Floor, New York, NY 10017.

(8)

Includes 80,597 shares of unvested restricted stock as of March 31, 2020 that Mr. Army has the ability to vote and options to purchase 2,974 shares of common stock that are exercisable within 60 days of March 31, 2020.

(9)	Includes options to purchase 7,208 shares of common stock that are exercisable within 60 days of March 31, 2020.
(10)

Includes 14,865 shares of unvested restricted stock as of March 31, 2020 that Mr. Blouin has the ability to vote and options to purchase 1,864 shares of common stock that are exercisable within 60 days of March 31, 2020

(11)

Includes 1,386 shares of unvested restricted stock as of March 31, 2020 that Mr. Coolidge has the ability to vote, and options to purchase 1,570 shares of common stock that are exercisable within 60 days of March 31, 2020.

(12)

Consists of 3,799 shares, 4,750 vested options and options to purchase 9,500 shares of common stock that are exercisable within 60 days of March 31, 2020 held by Mr. Arnerich, individually, and shares held by Vapotherm Investors, LLC and 3x5 Special Opportunity Fund, L.P. By virtue of the relationship described in footnote(1) above, Mr. Arnerich may be deemed to share beneficial ownership in the shares held by Vapotherm Investors, LLC and 3x5 Special Opportunity Fund, L.P. Mr. Arnerich disclaims beneficial ownership of shares referred to in footnote (1).

(13)	Includes options to purchase 9,500 shares of common stock that are exercisable within 60 days of March 31, 2020.
(14)	Includes options to purchase 9,500 shares of common stock that are exercisable within 60 days of March 31, 2020.
(15)

Consists of 9,500 shares of common stock that are exercisable within 60 days of March 31, 2020 held by Mr. Pardo, individually, and the shares described in footnote (5) above. Mr. Pardo may be deemed to share beneficial ownership in the shares held by Gilde Healthcare Partners. Mr. Pardo disclaims beneficial ownership of shares referred to in footnote (5).

(16)	Includes options to purchase 9,500 shares of common stock that are exercisable within 60 days of March 31, 2020.
(17)	Includes options to purchase 9,500 shares of common stock that are exercisable within 60 days of March 31, 2020.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

This section provides an overview of the compensation awarded to, earned by, or paid to our principal executive officer and our next two most highly-compensated executive officers in respect to their service to the Company for our fiscal year ended December 31, 2019. Under SEC rules, we are also required to include disclosure for one of our former executive officers, Mr. Coolidge, who was no longer an executive officer as of December 31, 2019. We refer to these individuals as our named executive officers. For 2019, our named executive officers were:

•	Joseph Army, 56, our President and Chief Executive Officer

•	Gregoire Ramade, 50, our Vice President, International Sales

•	John Coolidge, 59, our Vice President, Operations(1)

•	David Blouin, 43, our Vice President, U.S. Sales

(1) Mr. Coolidge ceased to be an executive officer of the Company on October 23, 2019 and remains employed by us as our Vice President, Operations.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2019 and, if applicable, 2018.

Name and Principal Position	Year	Salary ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (3)	Total ($)
Joseph Army,	2019	400,000		—	2,403,981	200,000	(4)	500	3,004,481
President & Chief Executive Officer	2018	300,481		104,290	—	220,500		63	625,334

Gregoire Ramade,	2019	232,217	(6)	—	393,750	89,948	(7)	91,932	807,847
Vice President, International Sales (5)	2018	222,336		—	100,025	112,996		92,159	527,516

John Coolidge, Vice President, Operations (8)	2019	236,500		—	412,650	165,550	(4)	2,180	816,880
	2018	220,000		—	14,695	59,400		1,743	295,838

David Blouin	2019	215,027	(9)	—	412,650	182,362	(7)	2,180	812,219
Vice President, U.S. Sales	2018	197,692		30,657	30,656	152,500		2,203	413,708

(1)

The amounts reported represent the aggregate grant date fair value of performance- and time-based restricted stock awards granted in 2018, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, disregarding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the restricted stock reported in this column are set forth in Note 11 in our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. The amounts reported in this column reflect the accounting costs for the time-based restricted stock or, for performance-based restricted stock awards, the accounting cost determined as of the grant date assuming 100% performance, and do not reflect the actual economic value that may be received by the named executive officers upon the vesting of the restricted stock or any sale of the underlying shares of common stock.

(2)

The amount reported represents the aggregate grant date fair value of the performance- and time-based stock options granted in 2019 and 2018, calculated in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column for 2019 are set forth in Note 16 in our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019. The assumptions used in calculating the grant date fair value of the stock options reported in this column for 2018 are set forth in Note 11 in our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. The amounts reported in this column reflect the accounting costs for the time-based stock options or, for performance-based stock awards, the accounting cost determined as of the grant date assuming 100% performance, and do not reflect the actual economic value that may be received by the named executive officers upon the exercise of the stock options or any sale of the underlying shares of common stock.
(3)

For fiscal 2019 the amounts reported reflect (i) 401(k) plan matching contribution of $500 for Messrs. Army, Blouin and Coolidge, (ii) mobile technology allowance in the amount of $1,680 for Messrs. Coolidge and Blouin, and (iii) for Mr. Ramade, car allowance in the amount of $22,848, expenses incurred in connection with the use of a home office in the amount of $2,352, and an “inconvenience allowance” related to the use of his home office in the amount of $8,064, contributions to state-mandated health insurance schemes in the amount of $2,108, contributions to state-mandated death and disability insurance schemes in the amount of $6,714 and contributions to state-mandated pension schemes in the amount of $49,846.

(4)

For fiscal 2019 the amounts reported reflect annual bonus earned under our bonus plan, as described in additional detail under the heading “Narrative Disclosure to Summary Compensation Table – Annual Bonus and Commissions.” Messrs. Army and Coolidge’s bonuses were earned in 2019 and paid in February 2020.

(5)

Mr. Ramade provides services to the Company in France and is paid in Euros. For purposes of this proxy statement, the compensation paid and payable to Mr. Ramade with respect to 2019 has been converted to dollars using the average 2019 foreign currency exchange rate of 1.12 U.S. dollars for 1.00 Euro, and with respect to 2018, has been converted to dollars using the average 2018 foreign currency exchange rate of 1.18 U.S. dollars for 1.00 Euro.

(6)	Mr. Ramade’s annual base salary increased from $227,136 to $237,244, effective July 1, 2019.
(7)

For fiscal 2019 the amounts reported reflect sales commissions earned with respect to the achievement of performance criteria under the applicable 2019 commission plan in which Messrs. Ramade and Blouin were eligible to participate in 2019, as described in additional detail under the heading “Narrative Disclosure to Summary Compensation Table – Annual Bonus and Commissions.”

(8)	Amounts for Mr. Coolidge include compensation paid to him for service as both an executive officer and a non-executive employee during 2019.
(9)	Mr. Blouin’s annual base salary increased from $210,000 to $220,000, effective July 1, 2019.

Narrative Disclosure to Summary Compensation Table

Base Salary

Base salaries for the named executive officers are reviewed annually by the Compensation Committee. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2019, Mr. Army’s annual base salary was $400,000 and Mr. Coolidge’s annual base salary was $236,500. Effective July 1, 2019, Mr. Ramade’s annual base salary was increased from €202,800 to €211,825 ($227,136 to $237,244 using the exchange rate conversion described in note (5) to the Summary Compensation Table above) and Mr. Blouin’s annual base salary was increased from $210,000 to $220,000.

Annual Bonus and Commission

With respect to 2019, Mr. Army was eligible to receive an annual bonus with a target bonus equal to 100% of his annual base salary, with the actual amount of such bonus based on the achievement of revenue, gross margin and other Company objectives associated with the achievement of clinical and product development goals, as established by the Compensation Committee in the beginning of 2019 (the “2019 Corporate Bonus Criteria”). In January 2020, the Compensation Committee determined that 50% of the 2019 Corporate Bonus Criteria had been achieved and, therefore, Mr. Army would receive a bonus in an amount equal to 50% of his target bonus, or $200,000.

With respect to 2019, Mr. Coolidge was eligible to receive an annual bonus with a target bonus equal to 35% of his annual base salary, with the amount of such bonus based on the achievement of certain inventory turn, disposable material cost reduction, overhead budget performance, and the chief executive officer’s assessment of Mr. Coolidge’s performance (the “2019 Operations Bonus Criteria”) as established by the Compensation Committee. The Compensation Committee determined that 200% of the 2019 Operations Bonus Criteria had been achieved, and therefore, Mr. Coolidge would receive a bonus in an amount equal to 200% of his target bonus, or $165,500.

Mr. Army’s and Mr. Coolidge’s bonuses with respect to 2019 were paid in February 2020.

Mr. Ramade and Mr. Blouin were each eligible for sales commissions according to their respective commission plans. In 2019, Mr. Blouin was eligible to earn target commissions equal to $188,458, with the actual amount of such commissions based on the achievement of U.S. capital revenue performance and U.S. disposable revenue growth performance goals established by the Compensation Committee. The Compensation Committee determined that Mr. Blouin earned 96.8% of his annual commission, resulting in a total commission payment of $182,362 for fiscal year 2019. Mr. Blouin’s commissions for fiscal year 2019 were paid on a monthly basis, with the final commission payment made in January 2020. In 2019, Mr. Ramade was eligible to earn target commissions equal to €79,950, with the actual amount of such commissions based on the achievement of goals related to international capital and disposable revenue performance and international capital unit sales to the Company’s distributors as established by the Compensation Committee. The Compensation Committee determined that Mr. Ramade earned 100.5% of his annual commission, resulting in a total commission payout of €80,311 ($89,948 using the exchange rate conversion described in note (5) to the Summary Compensation Table above) for fiscal year 2019. Mr. Ramade’s commissions for fiscal year 2019 were paid on a quarterly basis with the final commission payment made in January 2020.

Agreements with our Named Executive Officers

We are party to an amended and restated employment agreement with Mr. Army, an employment agreement with Mr. Ramade, and an offer letter with each of Mr. Blouin and Mr. Coolidge. As described below, each of Messrs. Army, Ramade, Coolidge, and Blouin is subject to certain restrictive covenants with us.

On October 17, 2018, in connection with our initial public offering, we amended and restated Mr. Army’s employment agreement. This amended and restated employment agreement provides for “at will” employment and has no specific term. Under the amended and restated employment agreement, Mr. Army is entitled to receive an annual base salary of $400,000 and he is eligible to receive an annual target bonus equal to 100% of his base salary as in effect at the beginning of the applicable calendar year, subject to, and payable in accordance with, the terms and conditions of the Company’s bonus plan, as in effect from time to time.

In the event Mr. Army’s employment with us is terminated by us other than for cause or he resigns his employment for good reason (as such terms are defined in the amended and restated employment agreement), provided Mr. Army timely executes a release of claims in favor of us and continues to comply with the restrictive covenants contained in his employment agreement related to our proprietary information and non-competition, non-solicitation, and non-disparagement, Mr. Army would be entitled to receive (i) continuing payments of his then-current annual base salary payable over 12 months, (ii) a prorated target bonus for the year of termination, payable over 12 months, and (iii) Company reimbursements for the difference between the monthly COBRA premium amount paid by Mr. Army for himself and his dependents and the monthly premium amount paid by similarly situated active executives for up to 12 months following termination. In addition to the above severance payments, in the event Mr. Army’s employment with us is terminated by us other than for cause or he resigns for good reason within the period beginning three months prior to and ending 12 months following a change in control (as defined in the amended and restated employment agreement), all of Mr. Army’s equity incentive awards that were outstanding immediately prior to the change in control will become vested and exercisable (with any outstanding performance-based awards vesting at target) and, if no such termination has occurred during that 12-month period, all of Mr. Army’s equity incentive awards that were outstanding immediately prior to the change in control will become vested and exercisable on the one-year anniversary of the change in control (with any outstanding performance-based awards vesting at target).

If any of the payments received or to be received by Mr. Army would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax under Section 4999 of the Code, then Mr. Army would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him.

Mr. Army is also subject to restrictive covenants that include a prohibition on disclosing confidential information of ours during his employment with us and any time thereafter, a prohibition on soliciting our employees during his employment with us and for 12 months thereafter, and a non-competition provision during his employment with us and for 12 months thereafter.

On February 19, 2014 we entered into an offer letter with Mr. Coolidge. This offer letter provides for “at will” employment and has no specific term. The offer letter sets forth Mr. Coolidge’s initial base salary and provides for his participation in our employee benefit plans.

On March 14, 2016 we entered into an employment agreement with Mr. Ramade. This employment agreement provides for “at will” employment and has no specific term. Under the employment agreement, Mr. Ramade is entitled to receive an “inconvenience allowance” related to the use of his home office in an amount of €7,200 per year, a monthly car allowance of €1,700, and monthly payments of €175 for home office expenses, as well as to participate in a variable commission program, with commissions payable on a quarterly basis. If Mr. Ramade should exceed the commission plan targets, he would earn additional commissions in accordance with the conditions and method of calculations as detailed in the commission plan. In the case of a partial year, the amount will be prorated based upon days worked. Mr. Ramade’s employment agreement also includes restrictive covenants, including an invention assignment provision and a prohibition on disclosing our confidential information during Mr. Ramade’s employment with us and for ten years thereafter. Mr. Ramade’s employment agreement also includes a prohibition on soliciting our employees during Mr. Ramade’s employment with us and for one year thereafter, and a non-competition provision during Mr. Ramade’s employment with us and for one year thereafter.

On December 8, 2017, we entered into an offer letter with Mr. Blouin. This offer letter provides for “at will” employment and has no specific term. Under the offer letter, Mr. Blouin is entitled to receive commission incentives.

We entered into restrictive covenant agreements with Mr. Army, in addition to the covenants contained in his amended and restated employment agreement with us, and each of Messrs. Coolidge and Blouin. Each such agreement includes an invention assignment provision and a prohibition on disclosing confidential information of ours during the named executive officer’s employment with us and any time thereafter. The restrictive covenant agreements with each of Messrs. Coolidge and Blouin also include a prohibition on soliciting our employees during the named executive officer’s employment with us and for one year thereafter, and a non-competition provision during the named executive officer’s employment with us and for one year thereafter.

Equity Compensation

Our named executive officers are eligible to receive equity-based compensation. Prior to our initial public offering, all equity awards were granted under our 2015 Stock Incentive Plan, or the 2015 Plan and, prior to adoption of our 2015 Plan, our 2005 Stock Incentive Plan, or the 2005 Plan. In connection with our initial public offering, our board of directors adopted, and our stockholders approved, our 2018 Equity Incentive Plan, or the 2018 Plan. Following its adoption, all equity-based awards have been granted under our 2018 Plan. For

Mr. Ramade, equity-based awards have been granted under the France Subplan under our 2015 Plan or 2018 Plan, as applicable.

On January 11, 2019, Mr. Army was granted 203,900 stock options and Mr. Blouin and Mr. Coolidge were each granted 35,000 stock options under our 2018 Plan. On January 23, 2019, Mr. Ramade was granted 35,000 stock options under the French Subplan to our 2018 Plan. Mr. Army, Mr. Blouin, Mr. Coolidge, and Mr. Ramade’s stock options were granted with performance-based vesting criteria whereby between 0% and 100% of the shares subject to the award (determined using straight line interpolation) were eligible to vest based on the Company’s achievement of certain worldwide revenue and gross margin goals for 2019, as measured on a weighted average basis, with 65% of the Company’s overall performance determined based on the achievement of the worldwide revenue goal and 35% based on the achievement of the worldwide gross margin goal. To the extent vested based on performance, the stock options are also subject to time-based vesting, with 25% of the stock options eligible to vest on the first anniversary of the grant date and the remainder eligible to vest in equal monthly installments thereafter over the next three years. Based on 2019 performance, our compensation committee determined that 35% of the performance goals were achieved on a weighted average basis, resulting in a total of 71,374 options held by Mr. Army, and 12,279 options held by each of Messrs. Ramade, Coolidge, and Blouin being earned and eligible to time-vest. In order to be able to vest in the award, the named executive officer must generally remain continuously employed through the applicable vesting date.

Severance and Change of Control Payments and Benefits

Each of our named executive officers is entitled to benefits under certain of their restricted stock and/or stock option agreements upon a termination of employment upon certain circumstances or upon the occurrence of a change in control. These benefits are described under “Outstanding Equity Awards at Fiscal-Year End Table” below. Mr. Army is also entitled to severance benefits under his employment agreement, as described above under “Agreements with our Named Executive Officers.” Under French labor law, Mr. Ramade is entitled to severance benefits that are due in all cases of termination of employment unless his employment is terminated for gross or severe misconduct. These benefits include a notice period that is presently equal to three months (but which could extend up to six months over time as Mr. Ramade ages and accrues additional service time with us) and a severance indemnity payment that is presently equal to 1/4 of his average monthly compensation (inclusive of salary, commissions, and benefits in kind) per year of service for the first seven years of service (i.e. in case of a qualifying termination prior to May 2023). If Mr. Ramade’s contract is terminated after seven years of service with us, then the severance benefits will be equal to (i) 1/5 of his monthly average compensation (inclusive of salary, commissions, and benefits in kind) for the first seven years and (ii) 3/5 of his average compensation for year eight and each additional year thereafter. Additionally, Vapotherm would be required to pay Mr. Ramade 60% of his prior monthly compensation for each month that Vapotherm wishes to enforce Mr. Ramade’s 12-month non-competition clause.

Employee and Retirement Benefits

We currently provide broad-based health and welfare benefits that are available to all of our U.S. employees, including Messrs. Army and Blouin, including health, life, disability, vision, and dental insurance. In addition, we maintain a 401(k) retirement plan for our full-time U.S. employees. The 401(k) plan permits us to make discretionary employer contributions and in 2019 we made contributions in the amount of up to $1,000 per plan participant (or $500 for employees who earned over $50,000). Other than the 401(k) plan, we do not provide any qualified retirement or deferred compensation benefits to our employees, including our named executive officers. Our U.S. employees are also eligible to participate in our Employee Stock Purchase Plan.

With respect to Mr. Ramade, we currently contribute to state-mandated health, death, and disability insurance and pension schemes and arrangements, in each case, in accordance with French law.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us.

Outstanding Equity Awards as of 2019 Fiscal Year-End

The table below summarizes the aggregate stock option and restricted stock awards held by our named executive officers as of December 31, 2019. As described above in “Equity Compensation,” stock options typically vest upon grant.

	Option Awards							Stock Awards
Name	Date of Grant (1)	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares Or Units of Stock That Have Not Yet Vested (#)		Market Value of Shares Or Units of Stock That Have Not Yet Vested ($) (3)
Joseph Army	1/20/2016	—		—		—	—	1,748	(4)	21,256
	1/18/2017	—		—		—	—	12,853	(4)	156,292
	10/18/2017	—		—		—	—	27,718	(4)	337,051
	1/17/2018	—		—		—	—	53,133	(4)	646,097
	1/11/2019	—		71,374	(5)	17.15	1/11/2029	—		—

Gregoire Ramade	7/18/2018	55,142	(6)	9,316		3.78	7/18/2028	—		—
	7/18/2018	6,157	(7)	3,591		3.78	7/18/2028	—		—
	7/18/2018	7,275	(8)	7,922		3.78	7/18/2028	—		—
	1/23/2019	—		12,279	(5)	16.34	1/23/2029	—		—

John Coolidge	1/20/2016	—		—		—	—	729	(9)	8,865
	1/18/2017	—		—		—	—	1,800	(4)	21,888
	10/18/2017	5,388	(5)	3,076
	1/17/2018	7,405	(5)	6,874
	1/11/2019	—		12,279	(5)	17.15	1/11/2029	—		—

David Blouin	1/17/2018	—		—		—	—	16,893	(10)	205,419
	1/17/2018	15,547	(11)	16,893		1.68	1/17/2028	—		—
	1/11/2019	—		12,279	(5)	17.15	1/11/2029	—		—
		—		—

(1)	All equity awards granted August 2015 to October 2018 were granted under our 2015 Plan and all equity grants following October 2018 were granted under our 2018 Plan.
(2)	The exercise price of the stock options is the fair market value of our common stock on the date of grant, as determined by our board of directors.
(3)	Based on the closing price of a share of our common stock on December 31, 2019 ($12.16).
(4)

The restricted stock was granted with performance- and time-based vesting conditions with respect to the year in which the restricted stock was granted, based on the achievement of worldwide revenue and gross margin goals for such year, as measured on a weighted average basis, with 65% of the Company’s overall performance determined based on the achievement of a worldwide revenue goal and 35% based on the achievement of a worldwide gross margin goal. To the extent vested based on performance, 25% of the shares of restricted stock is eligible to vest on the first anniversary of the grant date and 1/36 of the remainder is eligible to vest monthly thereafter over the next three years, generally subject to the named executive officer’s continued employment through each such date. Additionally, 50% of any then-unvested shares of restricted stock will vest if the named executive officer’s employment with the Company terminates due to his death or disability or upon the occurrence of a change in control (as defined under our 2015 Plan).

(5)

The stock option was granted with performance- and time-based vesting criteria whereby between 0% and 100% of the shares subject to the award (determined using straight line interpolation) vested based on the Company’s achievement of certain worldwide revenue and gross margin goals for 2019, as measured on a weighted average basis, with 65% of the Company’s overall performance determined based on the achievement of the worldwide revenue goal and 35% based on the achievement of the worldwide gross margin goal. To the extent vested based on performance, 25% of the shares subject to the option is scheduled to vest on the first anniversary of the grant date and the remainder is scheduled to vest in equal monthly installments thereafter over the next three years, generally subject to the named executive officer’s continued employment through such date. Additionally, with respect to awards granted under our 2015 Plan, if the named executive officer’s employment is terminated due to his death or disability or there occurs a change in control (as defined under our 2015 Plan), 50% of the then-unvested shares subject to the options that are eligible to time-vest will vest. With respect to performance-based stock options granted in 2019, 35% of each award granted vested based on performance.

(6)

36% of the shares subject to the stock option vested on the grant date and the remainder is scheduled to vest in equal monthly installments thereafter over the next 22 months, generally subject to the named executive officer’s continued employment through each such date.

(7)

29% of the shares subject to the option vested on October 18, 2018 and the remainder is scheduled to vest each month thereafter in monthly installments for the next three years, generally subject to the named executive officer’s continued employment through each such date.

(8)

The stock option was granted with performance- and time-based vesting criteria whereby between 0% and 100% of the shares (determined using straight line interpolation) vested based on the Company’s achievement of certain worldwide revenue and gross margin goals for 2018, as measured on a weighted average basis, with 65% of the Company’s overall performance determined based on the achievement of the worldwide revenue goal and 35% based on the achievement of the worldwide gross margin goal. To the extent vested based on performance, 25% of the shares subject to the option is scheduled to vest on the first anniversary of the grant date and the remainder is scheduled to vest in equal monthly installments thereafter for the next three years, generally subject to the named executive officer’s continued employment through each such date.

(9)

The restricted stock was granted with performance- and time-based vesting conditions with respect to 2016, based on the achievement of worldwide revenue and gross margin goals for 2016, as measured on a weighted average basis, with 65% of the Company’s overall performance determined based on the achievement of a worldwide revenue goal and 35% based on the achievement of a worldwide gross margin goal. To the extent vested based on performance, 25% of the shares of restricted stock vested on March 31, 2017 and 1/36 of the remainder is eligible to vest monthly thereafter over the next three years, generally subject the named executive officer’s continued employment through each such date. Additionally, 50% of any then-unvested shares of restricted stock will vest if the named executive officer’s employment with the Company terminates due to his death or disability or upon the occurrence of a change in control (as defined under our 2015 Plan).

(10)

25% of the restricted stock vested on the first anniversary of the grant date and the remainder is scheduled to vest in equal monthly installments thereafter over the next three years, generally subject to the named executive officer’s continued employment through each such date. Additionally, 50% of any then-unvested shares of restricted stock will vest if the named executive officer’s employment terminates due to his death or disability or upon the occurrence of a change in control (as defined under our 2015 Plan).

(11)

25% of the shares subject to the stock option vested on the January 1, 2019 and the remainder is scheduled to vest in monthly installments thereafter over the next three years, generally subject to the named executive officer’s continued employment through each such date. Additionally, 50% of any then-unvested shares subject to the option will vest if the named executive officer’s employment terminates due to his death or disability or upon the occurrence of a change in control (as defined under our 2015 Plan).

Director Compensation

In connection with our initial public offering, our board of directors adopted a non-employee director compensation policy. In connection with the establishment of the Finance Committee, in January of 2019, our board of directors approved the payment of chair and member fees to members of that committee in the amount set forth in the table below. The non-employee director compensation policy was amended by our board of directors in July 2019 to permit the annual equity grants to members of the board contemplated by such policy to be made by the Compensation Committee instead of our board of directors. Under this policy, each non-employee director receives an annual cash retainer for service to our board of directors and an additional annual cash retainer for service on any committee of our board of directors or for serving as the chair of our board of directors or any of its committees, in each case, prorated for partial years of service, as follows:

	Board or Committee Member	Board or Committee Chair
Annual cash retainer	$40,000	$—
Additional annual cash retainer for serving as Board Chair	$—	$40,000
Additional annual cash retainer for Compensation Committee	$7,500	$15,000
Additional annual cash retainer for Nominating and Corporate Governance Committee	$5,000	$10,000
Additional annual cash retainer for Audit Committee	$10,000	$20,000
Additional annual cash retainer for Finance Committee	$5,000	$10,000

Each non-employee director may elect to receive fully vested shares of our common stock in lieu of his or her annual cash retainer and any additional cash retainer for serving on a committee of our board of directors or for serving as the chair of our board of directors or any of its committees. If a non-employee director so elects, the number of shares of our common stock to be issued is determined by dividing the cash retainer(s) the non-employee director would be eligible to receive for the applicable quarter by the fair market value (as defined in our 2018 Plan) of a share of our common stock on the date that the cash retainer(s) would otherwise have been paid, rounded down to the nearest whole share (except for certain issuances of stock during 2019, as described in footnote (1) to the table below). Any election to receive our common stock in lieu of a cash retainer must be approved by the Compensation Committee in advance.

Each non-employee director who is first elected to our board of directors is granted an option to purchase 14,250 shares of our common stock, such option to vest in equal installments on each of the first three anniversaries of the grant date, generally subject to the non-employee director’s continued service through the applicable vesting date.

On the date of the first meeting of our board of directors following each annual meeting of our stockholders, each non-employee director is granted an option to purchase 9,500 shares of our common stock, such option to vest in full on the earlier of the first anniversary of the date of grant or the date of the following annual meeting of our stockholders, in each case, subject to the non-employee director’s continued service through the applicable vesting date. Notwithstanding the foregoing, any non-employee director who was first elected to our board of directors during the calendar year of such annual meeting will instead be granted a prorated option that will be calculated by multiplying 9,500 by a fraction, the numerator of which is the number of full months the non-employee director served on our board of directors during the calendar year prior to the annual meeting and the denominator of which is 12. All options granted to our non-employee directors that are then-outstanding will vest in full upon the non-employee director’s death or a change in control.

All options granted to our non-employee directors have a per share exercise price equal to the fair market value of a share of our common stock on the date of grant and expire not later than 10 years after the date of grant. All cash retainers are paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director.

Each non-employee director is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of our board of directors and any committee on which he or she serves.

The following table sets forth information concerning the compensation of our non-employee directors during the year ended December 31, 2019. Mr. Army is a named executive officer who does not receive additional compensation for his service as a director, and therefore is not included in the table below.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards (2)	Total ($)
James Liken	90,000	93,741	183,741
Neal Armstrong	65,000	93,741	158,741
Craig Reynolds	60,000	93,741	153,741
Elizabeth Weatherman	60,000	93,741	153,741
Marina Hahn	47,500	93,741	141,241
Anthony Arnerich	47,500	93,741	141,241
Geoff Pardo	55,000	93,741	148,741

(1)

The amounts represent retainer fees paid with respect to service beginning on and after January 1, 2019. For the first quarter of 2019, to the extent a director elected to receive fully vested shares in lieu of a cash retainer, the shares were granted at the first quarter compensation committee meeting (April 12, 2019) and to the extent a director elected to receive a cash retainer, such retainer was paid on April 10, 2019. The price per share of the Company’s common stock on April 12, 2019 and April 10, 2019 was $19.28 and $19.79 respectively. For the second quarter of 2019, the equity and cash retainers were granted on the same date. For the third quarter of 2019, to the extent a director elected to receive fully vested shares in lieu of a cash retainer, the shares were granted at the third quarter compensation committee meeting (October 16, 2019) and to the extent a director elected to receive a cash retainer, such retainer was paid on November 6, 2019. The price per share of the Company’s common stock on October 16, 2019 and November 6, 2019 was $10.06 and $8.17 respectively. Following the third quarter of 2019, the equity and cash retainers were paid on the same date.

(2)

The amounts reported represent the aggregate grant date fair value of stock options awarded to the directors in 2019, calculated in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 16 in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The amounts reported in this column reflect the accounting costs for the stock options and do not reflect the actual economic value that may be received by the director upon the exercise of the stock options or any sale of the underlying shares of common stock.

(3)	The table below shows the aggregate number of stock options awards (exercisable and unexercisable) and held as of December 31, 2019 by each director who was serving as of December 31, 2019.

Name	Number of Shares of Common Stock Underlying Options
James Liken	9,500
Neal Armstrong	13,269
Craig Reynolds	65,255
Elizabeth Weatherman	9,500
Marina Hahn	24,178
Anthony Arnerich	23,750
Geoff Pardo	23,750

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed our audited financial statements for the year ended December 31, 2019 and discussed these statements with management and Grant Thornton LLP, our independent registered public accounting firm. Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Grant Thornton LLP is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, discussing their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee is responsible for providing independent, objective oversight of our accounting functions and internal controls.

The Audit Committee also received from, and discussed with, Grant Thornton LLP all communications required under the standards of the Public Company Accounting Oversight Board, or the PCAOB, and the Securities and Exchange Commission including the matters required to be discussed by Grant Thornton LLP with the Audit Committee.

Grant Thornton LLP also provided the Audit Committee with the written disclosures and the letter required under the PCAOB, which requires that independent registered public accounting firms annually disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee reviewed this disclosure and discussed with Grant Thornton LLP their independence from Vapotherm.

Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:

Lance Berry, Chairman

Elizabeth Weatherman

Geoff Pardo

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions since January 1, 2018 to which we have been a participant in which the amount involved, exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Officer and Director Compensation.”

Series D-1 Convertible Preferred Stock

In September 2018, we completed the sale of an aggregate of 8,795,074 shares of our Series D-1 convertible preferred stock at a purchase price of $1.137 per share for an aggregate purchase price of $10.0 million. Each share of our Series D-1 convertible preferred stock converted into shares of our common stock immediately prior to the closing of our initial public offering, including adjustments in connection with the 1-for-14 reverse stock split of our common stock effected on November 2, 2018. The following table summarizes purchases of shares of our Series D-1 convertible preferred stock by holders of more than 5% of our capital stock and entities affiliated with a member of our board of directors.

Name of Stockholder (1)	Director	Number of Series D-1 Convertible Preferred Preferred Stock	Approximate Purchase Price
Vapotherm Investors, LLC (2)	Anthony Arnerich	2,570,391	$2,922,535
Perceptive	n/a	1,998,496	$2,272,290
Redmile Group, LLC	n/a	1,759,015	$2,000,000
Gilde Healthcare Partners (3)	Geoff Pardo	842,813	$958,278
Morgenthaler Ventures	n/a	755,316	$858,794
SightLine Partners	n/a	439,753	$499,999

(1)	Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the caption “Security Ownership of Certain Beneficial Owners and Management.”
(2)	Mr. Anthony Arnerich, a member of our Board of Directors, is affiliated with Vapotherm Investors, LLC.
(3)	Mr. Geoff Pardo, a member of our Board of Directors, is affiliated with Gilde Healthcare Partners.

August 2019 Common Stock Offering

In connection with our underwritten common stock offering in August 2019, one of our directors, Elizabeth Weatherman, and funds affiliated with Perceptive, a holder of more than 5% our common stock, purchased 30,000 and 280,000 shares of our common stock, respectively, for an aggregate purchase price of $435,000 and $4,060,000, respectively. The underwriters received the same underwriting discount from the sale of the shares of common stock to these holders as they did form other shares of our common stock sold in the offering.

Registration Rights Agreement

We are party to a tenth amended and restated registration rights agreement, or the Registration Rights Agreement, with certain holders of our common stock, which includes holders of more than 5% of our capital stock and certain of our directors (or, in some cases, entities affiliated therewith). The Registration Rights Agreement imposes certain affirmative obligations on us, and also grants certain rights to the holders, including certain registration rights with respect to the registrable securities held by them.

Director and Officer Indemnification and Insurance

We have agreed to indemnify each of our directors and executive officers against certain liabilities, costs and expenses, and have purchased directors’ and officers’ liability insurance. We also maintain a general liability insurance policy which covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Related Person Transaction Policy

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PROPOSAL 2

AMENDMENT TO OUR TENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ADD A FEDERAL FORUM SELECTION PROVISION

Currently, our Tenth Amended and Restated Certificate of Incorporation does not include a federal forum selection provision. In response to a recent decision in the Delaware Supreme Court validating federal forum selection provisions, our Board reviewed the provision from a legal and policy perspective and in light of this Delaware Supreme Court decision, has determined that it is in the best interests of Vapotherm and our investors to seek to include a federal forum selection provision in our Tenth Amended and Restated Certificate of Incorporation.

We are seeking stockholder approval to amend our Tenth Amended and Restated Certificate of Incorporation to provide that, unless we consent in writing to the selection of an alternative forum, the federal courts of the United States shall be the exclusive forum for the resolution of any claim arising under the Securities Act of 1933, as amended. In other words, we are seeking to include a federal forum selection provision.

Effect of the Amendment

Having the federal forum selection provision allows for (i) the consolidation of multi-jurisdiction litigation, (ii) avoidance of state court forum shopping and (iii) provides efficiencies in managing the procedural aspects of securities litigation. Given these considerations, the Board has determined that it is in the best interests of Vapotherm and its stockholders that our Tenth Amended and Restated Certificate of Incorporation be amended to include this federal forum selection provision.

Language of the Propose Amendment

If approved, the amendment would enable us to amend Article IX of our Tenth Amended and Restated Certificate of Incorporation to read as follows:

“ARTICLE IX – EXCLUSIVE JURISDICTION FOR CERTAIN ACTIONS

(a) Exclusive Forum. Unless the Board of Directors otherwise approves, in accordance with Section 141 of the DGCL, this Tenth Amended and Restated Certificate of Incorporation and the bylaws of the Corporation, the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Tenth Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, (iv) any action to interpret, apply, enforce or determine the validity of this Tenth Amended and Restated Certificate of Incorporation or the bylaws of the Corporation or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (each a “Covered Corporate Proceeding”).

Unless the Board of Directors consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Covered Securities Proceeding” and together with “Covered Corporate Proceeding,” the “Covered Proceeding”). Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this provision.

(c) Personal Jurisdiction. If any action the subject matter of which is a Covered Corporate Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with paragraph (a) above, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware (each, a “Foreign Corporate Action”), in the name of any person or entity (a “Claiming Party”) without the prior approval of the Board of Directors or one of its committees in the manner described in paragraph (a) above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware or, where applicable, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce paragraph (a) above (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Corporate Action as agent for such Claiming Party.

If any action the subject matter of which is a Covered Securities Proceeding is filed in a court other than a federal district court of the United States of America (each, a “Foreign Securities Action”), in the name of a Claiming Party without the prior consent of the Board of Directors or one of its committees in the manner described in paragraph (a) above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the federal district court of the United States of America, in connection with any Enforcement Action and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Securities Action as agent for such Claiming Party.

(d) Notice and Consent. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX and waived any argument relating to the inconvenience of the forums referenced above in connection with any Covered Proceeding.”

Required Vote of Stockholders

An affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote will be required to approve the proposal to amend our Tenth Amended and Restated Certificate of Incorporation to add a federal forum selection provision. As a result, abstentions, broker non-votes or the failure to submit a proxy or vote will have the same effect as an “against” vote.

Our Board recommends that you vote FOR the proposal to amend the Tenth Amended and Restated Certificate of Incorporation to add a federal form selection provision (Proposal 2 on the proxy card).

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee of our Board has selected the firm of Grant Thornton LLP, an independent registered public accounting firm, to be the Company’s auditors for the fiscal year ending December 31, 2020, and our Board is asking stockholders (on a non-binding advisory basis) to ratify that appointment. We are not required to have the stockholders ratify the selection of Grant Thornton LLP as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider the retention of Grant Thornton LLP, but ultimately may decide to retain Grant Thornton LLP as the Company’s independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Before selecting Grant Thornton LLP, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm’s efficiency, integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Grant Thornton LLP in all of these respects. The Company has been advised by Grant Thornton LLP that neither it nor any of its associates has any direct or material indirect financial interest in the Company.

Grant Thornton LLP served as independent registered public accounting firm for the Company with respect to the audits of the Company’s consolidated financial statements for 2019 and has been engaged by the Company’s Audit Committee to serve as independent registered public accounting firm for the Company with respect to the audits of the Company’s consolidated financial statements for 2020. Representatives of Grant Thornton LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees and Services

Audit and other fees billed to us by Grant Thornton LLP for the years ended December 31, 2019 and 2018 are as follows:

	2019	2018
Audit Fees	$399,775	$353,000
Audit-Related Fees	26,000	—
Tax Fees	—	—
All Other Fees	—	—

Total	$425,775	$353,000

Audit Fees. Audit fees consist of fees billed for professional services performed by Grant Thornton LLP for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements. Audit fees for 2019 include fees for professional services rendered in connection with our registration statements on Form S-1, Form S-3 and Form S-8 and amendments thereto, and professional services rendered in connection with an audit of our 2019 financial statements. Audit fees for 2018 include fees for professional services rendered in connection with our registration statement on Form S-1, and amendments thereto, and professional fees in connection with an audit of our 2018 financial statements.

Audit-Related Fees. Audit-related fees may consist of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. Audit-related fees in 2019 include fees for professional services rendered in connection with our acquisition of Solus Medical on February 28, 2019. There were no such fees incurred in 2018.

Tax Fees. Tax fees may consist of fees for professional services, including tax consulting and compliance performed by an independent registered public accounting firm. There were no such fees incurred in 2019 or 2018.

All Other Fees. All other fees may consist of fees related to online research software. There were no such fees incurred in 2019 or 2018.

Pre-Approval by Audit Committee of Principal Accountant Services.

The Audit Committee of our Board (or a member of the Audit Committee acting under authority delegated to him or her by the Audit Committee) approves in advance all services proposed to be performed for the Company or its subsidiary by any independent registered public accounting firm that performs (or proposes to perform) audit, review or attest services for the Company or its subsidiaries. Under these Securities and Exchange Act rules, the requirement for advance Audit Committee approval of services (other than audit, review or attest services) is waived if they were not recognized to be non-audit services at the time that the independent registered public accounting firm was engaged to provide those services, and certain other conditions are satisfied. None of the services of Grant Thornton, LLP that were covered by the fees described above were performed without the prior approval of the Audit Committee (or the prior approval of a member of the Audit Committee acting under delegated authority) in reliance upon this waiver provision of the Securities and Exchange Act rules.

Required Vote of Stockholders

The affirmative vote of a majority of the votes cast by holders of common stock who are present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to approve the appointment of Grant Thornton LLP.

Our Board recommends that you vote FOR the proposal to ratify Grant Thornton LLP as the Company’s registered independent public accounting firm for 2020 (Proposal 3 on the proxy card).

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of the Company’s common stock to file with the Securities and Exchange Commission reports showing ownership of and changes in ownership of the Company’s common stock and other equity securities. On the basis of information submitted by the Company’s directors and executive officers, the Company believes that its directors and executive officers timely filed all required Section 16(a) filings for fiscal year 2019 other than as noted below.

Gregoire Ramade, John Landry, Lise Halpern, John Coolidge, George Duncan, Marc Davidson, Michael McQueen, Lindsay Becker, and Joseph Army each filed one late Form 4 on February 19, 2019 with respect to a transaction on January 17, 2019. Elizabeth Weatherman filed one late Form 4 on July 19, 2019 with respect to a transaction on March 8, 2019. Anthony Arnerich and Vapotherm Investors, LLC each filed one late Form 4 on March 26, 2020 with respect to a transaction on March 8, 2019. Nicholas Walrod and 3x5 Partners, LLC each filed one late Form 3 on January 24, 2020 with respect to a transaction on November 13, 2018, one late Form 4 on January 24, 2020 with respect to a transaction on November 16, 2018 and one late Form 4 on March 26, 2020 with respect to a transaction on March 8, 2019.

STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement, stockholder proposals pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary, at Vapotherm, Inc., 100 Domain Drive, Exeter, NH 03833 no later than 120 days prior to May 5, 2021.

Requirements for Stockholder Proposals or Director Nominations to be Brought Before an Annual Meeting. Our Amended and Restated Bylaws provide that, for stockholder nominations to our Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary, at Vapotherm, Inc., 100 Domain Drive, Exeter, NH 03833. To be timely for the 2021 annual meeting, the stockholder’s notice must be delivered to or mailed and received by us not more than 120 days, and not less than 90 days, before the anniversary date of the preceding annual meeting, except that if there was no annual meeting in the prior year or if the current year’s annual meeting is more than 30 days before or after the anniversary date of the previous year’s annual meeting, we must receive the notice not later than the close of business on the tenth day following the day on which we provide notice or public disclosure of the date of the meeting. Such notice must provide the information required by our Amended and Restated Bylaws with respect to each matter the stockholder proposes to bring before the 2021 annual meeting.

ANNUAL REPORT

Upon written request, the Company will provide without charge to each stockholder who does not otherwise receive a copy of the Company’s annual report to stockholders a copy of the Company’s Annual Report on Form 10-K which was required to be filed with the Securities and Exchange Commission for the year ended December 31, 2019. Please address all requests to:

John Landry, Corporate Secretary

Vapotherm, Inc.

100 Domain Drive

Exeter, NH 03833

ANNUAL MEETING OF VAPOTHERM, INC.

Date:	Tuesday June 23, 2020
Time:	10:00 a.m. (Eastern Time)
Place:	Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/VAPO for more details.

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR each of the director nominees listed in proposal 1 and FOR proposals 2 and 3.

1:	To elect three (3) directors, each to serve until the 2023 annual meeting of our stockholders.
Nominees:		For	Against	Abstain
	(01) Anthony Arnerich	☐	☐	☐

	(02) Geoff Pardo	☐	☐	☐

	(03) Lance Berry	☐	☐	☐

		For	Against	Abstain
2:	To amend our Tenth Amended and Restated Certificate of Incorporation to add a federal forum selection provision.	☐	☐	☐
		For	Against	Abstain
3:	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.	☐	☐	☐

TO ATTEND the Annual Meeting of Vapotherm, Inc., please visit www.proxydocs.com/VAPO for virtual meeting registration details.

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Vapotherm, Inc.

to be held on Tuesday June 23, 2020

for Holders as of April 27, 2020

This Proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/VAPO	866-229-4366

•	Cast your vote online 24 hours a day/7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Joseph Army as the true and lawful attorney of the undersigned, with full power of substitution and revocation, and authorizes him, to vote all the shares of common stock of Vapotherm, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorney to vote in his discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEM 2 AND 3. THE PROXY WILL VOTE IN HIS DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

Employees who have exercised options and are holding shares with Shareworks will need to submit their vote by 11:59 p.m. Eastern Time on June 18, 2020.

PROXY TABULATOR FOR VAPOTHERM, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

  Please separate carefully at the perforation and return just this portion in the envelope provided.

Proxy for Annual Meeting of Stockholders to be held on Tuesday June 23, 2020

This Proxy is being solicited on behalf of the Board of Directors

Please vote, date and sign this Proxy on the other side and return it in the enclosed envelope.

The Stockholder signing on the reverse side (the “undersigned”), having received the Annual Report and Proxy Statement, hereby appoint(s) Joseph Army proxy of the undersigned (with full power of substitution) to attend the Annual Meeting of Vapotherm, Inc. (the “Company”) to be held on Tuesday June 23, 2020, and all adjournments and postponements thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting.

The undersigned hereby confer(s) upon the proxy discretionary authority to consider and act upon such business, matters or proposals as may properly come before the Meeting. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxy intends to vote FOR all nominees for director in Proposal 1 and FOR proposals 2 and 3.